EXHIBIT 4.2

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of December ___, 2022, by and among Unrivaled Brands, Inc., a Nevada corporation (the “Company”), each holder of shares of Series V Preferred Stock, $0.001 par value per share, of the Company (the “Preferred Stock”) listed on Schedule A (together with any subsequent investors, or transferees, who become parties hereto as “Investors” pursuant to the terms of this Agreement, the “Investors”), and Sabas Carrillo, the Company’s Chief Executive Officer (“Mr. Carrillo”).

RECITALS

A. Concurrently with the execution of this Agreement, the Company and the Investors are entering into a series of substantially identical Stock Purchase Agreements (the “Purchase Agreements”) providing for the sale and issuance of shares of Preferred Stock to the Investors and, in connection with that agreement, the parties thereto and hereto desire to provide Mr. Carrillo with certain voting rights in respect of the Investors’ shares of Preferred Stock.1

B. The Certificate of Designation for the Preferred Stock provides, in pertinent part, that each share thereof shall have the right to take action by written consent or vote in number equal to two (2) times the number of shares of the Company’s Common Stock into which such shares of Preferred Stock are then convertible. The voting rights of the holders of shares of the Preferred Stock are set forth in Section 4 of the Certificate of Designation (collectively, the “Preferred Stock Voting Rights”).2

C. In connection with the Investors severally, and not jointly, purchasing shares of Preferred Stock and Mr. Carrillo concurrently purchasing shares of Preferred Stock and to evidence their respective support of Mr. Carrillo, the Investors desire to enter into this Agreement to set forth their agreements and understandings in providing to Mr. Carrillo certain voting rights as set forth more particularly herein.

NOW, THEREFORE, in connection with these presents and such other good and valuable consideration, due receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legal bound, hereby, agree as follows:

1. Voting Provisions.

1.1 Preferred Stock Voting Rights. For so long as an Investor is the record or beneficial owner of shares of Preferred Stock, such Investor confirms that, from and after the Effective Date, he/she/it has provided, and will continue to provide, to Mr. Carrillo all, and not less than all, of such Investor’s Preferred Stock Voting Rights to be utilized by Mr. Carrillo in respect of which a share of Preferred Stock may take such action or provide such vote (“Mr. Carrillo’s Voting Rights” or “his Voting Rights”). For clarity, Mr. Carrillo’s Voting Rights are in addition to any rights possessed by Mr. Carrillo by virtue of his being a record or beneficial owner of shares of Preferred Stock.

___________________________

1 By way of clarity, Mr. Carrillo is also a holder of shares of Preferred Stock, but is not an Investor for purposes of this Agreement.

2 “If issued and outstanding, each share of Series V Preferred Stock shall have the right to take action by written consent or vote in number equal to two (2) times the number of shares of Common Stock into which such shares of Series V Preferred Stock are then convertible. These voting rights may be exercised by vote at an annual meeting of the stockholders of the Corporation or at a special meeting of the stockholders of the Corporation or by written consent of the holders of Series V Preferred Stock. Except as otherwise required by law or by the Articles of Incorporation of which this Series V Certificate of Designation is a part, the holders of shares of Common Stock and shares of Series V Preferred Stock shall vote together and not as separate classes.”

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1.2 Updated Shares of Preferred Stock. This provision of Mr. Carrillo’s Voting Rights includes, without limitation, all shares of Preferred Stock by whatever name in the future they may be called and whether now owned or subsequently acquired by an Investor (however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events, or otherwise).

1.3 The Grant of Mr. Carrillo’s Voting Rights Shall Not Be Deemed to be the Grant of a Proxy. Although the grant to Mr. Carrillo of his Voting Rights shall not be deemed to be the grant of a proxy to him, if a court of competent jurisdiction should rule otherwise, then such grant of proxy shall be deemed to be coupled with an interest by each Investor in connection with his/her/its rights and undertakings under such Investor’s respective Purchase Agreement. Further, to the maximum extent permitted by law, each Investor hereby covenants to extend or renew such a grant through and including the date of a Termination Event (as that term is defined below).

1.4 Termination Events. Mr. Carrillo’s Voting Rights shall terminate upon the earliest of the following events (each, a “Termination Event”) to occur: (a) Mr. Carrillo ceasing to be the Company’s Chief Executive Officer, (b) Mr. Carrillo voluntarily terminating his Voting Rights under this Agreement in writing, and (c) an Investor converting his shares of Preferred Stock into shares of Common Stock (but only as to such converted shares of Preferred Stock.

1.5 Common Stock is Not Subject to Mr. Carrillo’s Voting Rights. Shares of Common Stock, no matter how acquired by an Investor, including those issued by the Company upon the conversion of shares of Preferred Stock, are not subject to Mr. Carrillo’s Voting Rights.

1.6 No Liability to an Investor for Entering this Agreement. No Investor, nor any affiliate thereof, shall have any liability as a result of entering this Agreement and providing to Mr. Carrillo his Voting Rights no matter if, when, or how Mr. Carrillo utilizes them.

2. Remedies.

2.1 Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement.

2.2 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company, each Investor, and Mr. Carrillo shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction. The party that obtains any such equitable relief shall not be required to post any bond in connection therewith.

2.3 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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3. Miscellaneous.

3.1 Additional Parties.

(a) Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, as a condition to the issuance of such shares the Company shall require that any purchaser of such shares become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder. In either event, each such person shall thereafter be deemed an Investor and Stockholder for all purposes under this Agreement.

3.2 Transfers. Each transferee or assignee of any shares of Preferred Stock subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor. The Company shall not permit the transfer of the shares of Preferred Stock subject to this Agreement on its books or issue a new certificate representing any such shares unless and until such transferee shall have complied with the terms of this Section 3.2. Each certificate instrument, or book entry representing the shares of Preferred Stock subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Section 3.12.

3.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.4 Governing Law. Except as otherwise expressly provided herein, all claims, proceedings, and matters arising hereunder or related hereto are governed by, and construed and enforced in accordance with, the laws of the State of Nevada.

3.5 Jurisdiction. Any proceeding with respect to this Agreement shall be brought exclusively in the Nevada State courts sitting in Clark County or the federal courts of the United States of America for the District of Nevada and sitting in Clark County. Each party hereto (i) accepts for himself/herself/itself and in respect of sch party’s property, generally and unconditionally, the non-exclusive jurisdiction of such courts, (ii) irrevocably waives any objection, including any objection to the laying of venue, based on the grounds of forum non conveniens or that such jurisdiction is improper or otherwise that such party is not subject to the jurisdiction of such courts, that it may now or hereafter have to the bringing of any proceeding in those jurisdictions, (iii) irrevocably consents to the service of process of any court referred to above in any proceeding by the mailing of copies of the process to the parties hereto as provided in Section 6.4 of the Purchase Agreement and (iv) agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service effected as provided in this manner will become effective 10 calendar days after the mailing of the process. Notwithstanding the foregoing, nothing contained herein shall affect the right of any party to serve process in any other manner permitted by applicable law.

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3.6 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.8 Notices. Notices hereunder shall be made in the same manner as set forth in Section 6.4 of the Purchase Agreement.

3.9 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

3.11 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

3.12 Share Certificate Legend. Each certificate, instrument, or book entry representing any shares of Preferred Stock shall be notated by the Company with a legend reading substantially as follows:

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY) AND, BY ACCEPTING ANY INTEREST IN SUCH SHARES, THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates, instruments, or book entry evidencing the shares of Preferred Stock to be notated with the legend required by this Section 3.12, and it shall supply, free of charge, a copy of this Agreement to any holder of such shares upon written request from such holder to the Company at its principal office. The parties hereto hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Section 3.12 and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

3.13 Further Assurances. At any time or from time to time after the date hereof, the parties hereto agree that they shall cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to carry out the intent of the parties hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY:	UNRIVALED BRANDS, INC.

By:

Name:

Title:

MR. CARRILLO:	SABAS CARRILLO

Signature:

INVESTORS:	[Insert Investor Name]

By:

Name:

Title:

Signature Page to [Amended and Restated] Voting Agreement

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SCHEDULE A

INVESTORS

Name and Address

Investor Name

Address

Phone Number

Email

[Counsel cc, if any]]

Investor Name

Address

Phone Number

Email

[Counsel cc, if any]]

Investor Name

Address

Phone Number

Email

[Counsel cc, if any]]

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EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on _______________ ___, 202__, by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of December __, 2022 (the “Agreement”), by and among the Company, the Investors(as defied therein) and Sabas Carrillo, as such Agreement may be amended or amended and restated hereafter.  Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement.  By the execution of this Adoption Agreement, the Holder agrees as follows:

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the Company’s Series V Preferred Stock (the “Preferred Stock”) for one of the following reasons (Check the correct box):

☐ As a transferee of shares of Preferred Stock from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” for all purposes of the Agreement.

☐ As a new “Investor”, in which case Holder will be an “Investor” for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the shares of Preferred Stock shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	UNRIVALED BRANDS, INC.

Name:

Title:

Address:	By:

Name:

E-mail Address:	Title:

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